Exhibit 10.23

THE CHOSEN, INC.

2024 WRITER & PRODUCER INTERESTS PLAN

Article I.IDENTIFICATION OF THE PLAN

The Plan was adopted by The Chosen, Inc. a Delaware limited liability company (the “Company”), on May 5, 2024 (the “Effective Date”) and shall be known as The Chosen, Inc. 2024 Writer & Producer Interests Plan (the “Plan”).

The purpose of the Plan is (i) to advance the best interests of the Company by providing certain executives and other key employees and service providers of the Company and its Affiliates (the “Company Group”) who are directly involved with writing and production for the Company’s projects with a significant additional incentive to promote the financial success of the Company Group and (ii) to provide an incentive which may be used to induce able persons to become engaged by, enter into or remain in the service of the Company Group.

Article II.DEFINITIONS

For purposes of the Plan, the following terms shall have the respective meanings set forth below:

“Affiliate” of another Person means (i) a Person directly or indirectly (through one or more intermediaries) controlling, controlled by or under common control with that other Person, or (ii) a Person owning or controlling fifty percent (50%) or more of the outstanding voting securities or beneficial interests of that other Person. For purposes of the Plan, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether the ownership of voting securities, by contract or otherwise.

“Award Agreement” is defined in Section 6.01 hereof.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning ascribed to it in a Participant’s applicable employment or services agreement or in the applicable Award Agreement, in the absence of any such agreement defining “Cause” or “four cause” it shall mean (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the material policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient that results in material harm, whether economic or reputational, to the Company or its Affiliates; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6)

embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in Article I hereof.

“Company Group” is defined in Article I hereof.

“Dividend” means any dividend payable on the Stock, as and when declared by the Board.

“Effective Date” is defined in Article I hereof.

“Grant Date” is defined in Section 5.01 hereof.

“Participant” is defined in Article IV hereof.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership (including a general partnership, limited partnership and limited liability partnership), limited liability company, trust, organization, individual, nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

“Plan” is defined in Article I hereof, as the same may be amended from time to time in accordance with the terms hereof.

“Qualifying Sale” means (i) a sale of the assets of the Company that have a total gross fair market value equal to at least 50.1% of the total gross fair market value of all of the Company’s assets immediately before the acquisition, (ii) a merger, consolidation, reorganization, stock acquisition or other similar transaction involving the Company, in which the holders of the voting power of the Company immediately prior to such transaction do not own at least 50% of the voting power of the surviving or resulting entity (or any parent entity thereof) immediately after such transaction, (iii) the direct or indirect sale of at least 35% of the outstanding securities of the Company to one or more Persons other than the Company, or (iv) a liquidation of the Company.  Notwithstanding anything contained herein to the contrary, a transaction shall not constitute a Qualifying Sale hereunder unless it also constitutes a “change in the ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets,” in each case, within the meaning of Section 409A of Code.

“Qualifying Sale Date” means the date on which a Qualifying Sale is effective.

“Stock” means Series B Common Stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 6.05 hereof.

“W&P Interest” is defined in Section 5.01 hereof.

Article III.ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board.  Subject to the limitations of the Plan, the Board shall have the sole and complete authority to: (i) select Participants to participate in the Plan, (ii) grant W&P Interests to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such W&P Interests as it shall deem appropriate, (iv) interpret and construe the Plan, any Award Agreement issued pursuant to the Plan and any related agreements, and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any W&P Interests granted hereunder and (vi) make all other determinations and take any other actions necessary or advisable for the implementation and administration of the Plan.  The Board’s determinations on matters within its authority shall be conclusive and binding upon the Participants, the Company and all other Persons.  The Board may, to the extent permitted by law, delegate any of its authority hereunder to such other Persons as it deems appropriate.  All expenses associated with the administration of the Plan shall be borne by the Company.

Article IV.PARTICIPATION

A Person shall be eligible to be granted W&P Interests pursuant to the Plan only if, on the proposed Grant Date for such W&P Interests, such Person is an employee, consultant or bona fide service provider involved in the provision of writing or production services to the Company Group, as determined by the Board.  In any instance in which W&P Interests have been granted to a Person who is not an employee of the Company Group, the Board shall have the power to interpret and construe the provisions of the Plan and any applicable Award Agreement and develop administrative guidelines and other rules and regulations relating to the Plan that take into account such Person’s non-employee status.  Persons to whom W&P Interests have been granted shall be known as “Participants” for the purposes of the Plan.

Article V.W&P INTEREST GRANTS

Section 5.01Power to Grant W&P Interests.

The Board shall have the right and the power to grant at any time to any Participant any number of W&P Interests, subject to the limitations set forth below in this Section 5.01.  Each W&P Interest is intended to represent the economic benefit of one (1) share of Stock (each, a “W&P Interest”); provided, that none of the W&P Interests shall entitle the holder thereof to any rights in, or to own any, shares of Stock.  The date on which any W&P Interests are granted to any Participant shall be the “Grant Date” with respect to such W&P Interests.

W&P Interests may be awarded hereunder, subject to adjustment as provided for in Section 6.05. However, in no event shall the aggregate of number of W&P Interests granted under the Plan exceed [660,000] W&P Interests.

Section 5.02Payment of W&P Interests.

(i).Upon the occurrence a Qualifying Sale and subject to the terms of the applicable Award Agreement and the Participant’s executing a general release of claims in favor of the Company and its affiliates in a form to be provided prior to the Qualifying Sale Date, the Participant shall be entitled to receive an amount in cash, for each W&P Interest granted to such Participant that is outstanding as of the Qualifying Sale Date, equal to the amount payable in respect of one (1) share of Stock, determined as of the Qualifying Sale Date and payable on the same terms as any payments made to the holders of Stock, less any withholding pursuant to Section 6.04.  Any payment made pursuant to this Section 5.02(i) will be settled on the sixtieth (60th) day following the Qualifying Sale Date and will be in full satisfaction of any obligation of the Company with respect to W&P Interests.

(ii).Subject to the Participant remaining in continuous service with the Company Group through the effective date of any Dividend, the Participant shall be entitled to receive with respect to each W&P Interest an amount in cash equal to the amount payable in respect of one (1) share of Stock in connection with such Dividend, if any, payable within thirty (30) days of the distribution to the holders of Stock, less any withholding pursuant to Section 6.04.

(iii).In no event shall the Plan or any W&P Interest create or be construed to create a trust or separate fund of any kind for the benefit of the Participant and shall not require a segregation of any Company assets.

Section 5.03Forfeiture and Expiration of W&P Interests; Termination of Service.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary:

(i).No Rights Upon Forfeiture.  In no event shall a Participant (or any person claiming any rights to an W&P Interest through a Participant) be entitled to any payment or other rights after the forfeiture or expiration of the W&P Interest.

(ii).Termination of Service.

(a)Termination for Cause or Breach. If a Participant’s engagement with the Company Group is terminated by the applicable member of the Company Group for Cause or as a result of the Participant’s material and uncured breach of their written services agreement, all W&P Interests then held by the Participant, whether vested or unvested, shall automatically expire and be forfeited as of the date of termination, without any right of payment from the Company in respect of the W&P Interest.

(b)Termination for any reason other than Cause or Breach.  If a Participant’s engagement is terminated for any reason other than pursuant to Section 5.03(ii)(a), then any W&P Interests that were not vested as of the effective date of such termination shall automatically expire and be forfeited as of such date without any right of payment from the Company.  Subject to Section  6.03 hereof, with respect to any W&P Interests that were vested and outstanding as of the Participant’s date of termination, such W&P Interests shall remain outstanding until a Qualifying Sale Date, and the Participant (or Participant’s heirs or personal representative) shall receive, for each vested Talent Interest, an amount determined in accordance with, and at the same time as the other holders of vested and outstanding W&P Interests pursuant to Section 5.02(i).  For the avoidance of doubt, if a Participant’s engagement is terminated for any reason other than pursuant to Section 5.03(ii)(a), the right of the Participant to receive future Dividend equivalent payments pursuant to Section 5.02(ii) shall automatically expire and be forfeited as of the date of termination, without any right of payment from the Company.

(iii).Forfeiture of Unvested W&P Interests upon a Qualifying Sale.  Unless otherwise set forth in an Award Agreement or as otherwise agreed by the Board in writing, each W&P Interest shall automatically expire and be forfeited as of the first Qualifying Sale Date that occurs following the applicable Grant Date.

Article VI.GENERAL PROVISIONS

Section 6.01Written Agreement.  Each W&P Interest granted hereunder to a Participant shall be embodied in a written agreement (an “Award Agreement”) which shall be signed by the Participant and by an authorized representative of the Company.  Each Award Agreement shall contain provisions setting forth the terms and conditions of such W&P Interests and shall be subject to the terms and conditions of the Plan.

Section 6.02No Transferability.  W&P Interests may not be transferred and shall not be subject in any manner to alienation by sale, transfer, assignment, bankruptcy, pledge, attachment, hypothecation, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, hypothecate, charge or otherwise encumber any W&P Interests shall be void.  To the maximum extent permitted by law, none of the Company Group, its Affiliates or any of their respective directors, officers, representatives and agents shall in any manner be liable for, or subject to, claims, liens, attachments or other like proceedings or to the debts, liabilities, contacts, engagements or torts of any Participant.  In the event of the death of a Participant, payments in respect of W&P Interests granted hereunder shall be made only to the executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant’s rights under the W&P Interests shall pass by will or the laws of descent and distribution.

Section 6.03Continuing Obligations.  Notwithstanding any other terms of the Plan or any Award Agreement, a Participant’s right to receive any payments under the Plan are contingent on the Board’s determination that the Participant is in continued compliance with the Participant’s obligations to the Company Group pursuant to any restrictive covenants to which the Participant is subject with the Company Group during the term of the Participant’s employment or service.

Section 6.04Withholding.  The Company shall, solely to the extent required by applicable law, withhold from any Participant’s payment under the Plan (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other federal, state, local, or foreign taxes due from the Company with respect to any payment due in connection with any W&P Interest, as required by law.

Section 6.05Capital Adjustments.  The Plan and the W&P Interests granted hereunder shall have no effect on the Company’s capital structure and shall not affect the right of any member of the Company Group to reclassify, recapitalize, issue equity or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.  In the event of a change in the outstanding Stock by reason of any split, subdivision, reverse split distribution in the form of additional Stock or similar capital change, the Board may make any equitable adjustments it deems, in its sole discretion, appropriate to the Plan, the outstanding W&P Interests, the manner of valuing such W&P Interests or the Award Agreements, so that such capital change does not materially adversely affect the Plan or the value of the outstanding W&P Interests.  Without limiting the generality of the foregoing, as of the date of the Plan, the Company has only two classes of common stock outstanding, and if the Company should hereafter issue or create an additional class or classes of common stock, the W&P Interests shall be deemed to relate to the most junior class of outstanding common stock. Any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 6.05 and the extent and nature of any such adjustments shall be conclusive and binding on the Company and all Participants.

Section 6.06Rights of Participants.  Nothing in the Plan shall interfere with or limit in any way the right of any member of the Company Group to terminate any Participant’s employment or engagement at any time (with or without Cause), nor confer upon any Participant any right to continue in service to the Company Group for any period of time or to continue any Participant’s present (or any other) rate of compensation.  No individual shall have a right to be selected as a Participant under the Plan or, having been so selected, to be selected again as a Participant under the Plan.

Section 6.07No Equity Holders’ Rights.  An W&P Interest is intended to establish a measure of compensation only and is not equity or proprietary interest in the Company No Participant shall have any rights or other benefits of an equity holder in the Company by virtue of the grant, vesting or payment of any W&P Interest.

Section 6.08Amendment, Suspension and Termination of the Plan.  The Board may suspend or terminate the Plan or any portion hereof at any time and may amend it from time to time in such respects as the Board may deem advisable; provided that no such amendment shall be made by without approval of the Company’s equity holders, to the extent such approval is required by law or agreement.  In addition, no such amendment, suspension or termination shall materially impair the rights of Participants under outstanding W&P Interests without the consent of a majority of the Participants affected thereby.  No W&P Interests shall be granted hereunder after the tenth (10th) anniversary of the Effective Date.  In addition, if the Board determines in good faith than an amendment to the Plan is necessary for the Plan and/or any W&P Interests granted under the Plan to comply with the requirements of Section 409A of the Code, the Board may make such amendments to the Plan as it deems necessary, in its sole discretion, and such amendments may have retroactive effect, without the consent of any Participant.

Section 6.09Amendment, Modification and Cancellation of W&P Interests.  Upon written notice to the Participant, the Board may amend or modify any outstanding W&P Interest in any manner to the extent that the Board would have had the authority under the Plan initially to do so at the time of grant of such W&P Interest.  No such amendment or modification shall materially impair or adversely affect the rights of any Participant under any outstanding W&P Interest without the consent of such Participant. With the Participant’s consent, the Board may cancel any W&P Interest and issue a new W&P Interest to such Participant. Notwithstanding the forgoing sentence, the Company may cancel any W&P Interest and issue a new W&P Interest in replacement thereof without the consent of the Participant if such Participant is not adversely affected, as determined in good faith by the Board.

Section 6.10Rights Are Unfunded.  The payments to a Participant or the Participant’s beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company.  No Person shall have a right, title or interest in any such assets by virtue of the provisions of the Plan.  The Company’s obligations hereunder shall be unfunded and unsecured promises to pay money in the future.  To the extent that any Person acquires a right to receive payments from the Company under the provisions of the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  No such Person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

Section 6.11Compliance with Section 409A.  It is the intention of the Company that the Plan and all W&P Interests granted under the Plan satisfy the requirements of Section 409A of the Code or an exception thereto, so as to avoid the application of the additional tax (and underpayment interest) provided by such Code section (for noncompliant deferred compensation arrangements) to any W&P Interest or recipient thereof.  Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an W&P Interest to fail to comply with the requirements of Section 409A of the Code.  The applicable provisions of Section 409A of the Code and the regulations thereunder are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.  The Company makes no representation or warranty and shall have no liability (including, without limitation, with respect to taxes, interest or other penalties under Section 409A of the Code) to a Participant or any other Person if the Plan or a W&P Interest fails to satisfy an exemption from, or otherwise fails to comply with the requirements of, Section 409A of the Code.

Section 6.12Resolution of Disputes.  Any dispute arising under the Plan or any Award Agreement shall be submitted to arbitration before a single arbitrator in Los Angeles County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (or any successor organization).  The award of any such arbitration shall be final and binding on the parties, and judgment upon such award may be entered in any federal or state court having jurisdiction.  The filing or other fees borne by a Participant seeking to initiate arbitration of a dispute arising under the Plan or any Award agreement shall not exceed the amount of the filing fees that would be payable by the Participant to file a lawsuit in the California courts with respect to such dispute; any additional filing fees shall be paid by the Company.  The arbitrator, in his or her sole discretion, may determine that there is a prevailing party or parties in the arbitration and, if so, that the costs of the arbitration proceedings, including reasonable attorneys’ fees, that would otherwise be borne by such party(ies) shall be borne by the other party(ies).

Section 6.13Governing Law.  The Plan shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principals of conflicts of laws.

Section 6.14Effect on Other Compensation and Benefit Plans.  Unless otherwise determined by the Board, any payments made hereunder shall not be taken into account in computing a Participant’s salary or compensation for the purposes of determining any benefits or compensation under (a) any pension, retirement, life insurance, or other benefit plan of the Company or any other member of the Company Group (including any successor thereto) or (b) any agreement between the Company or any other member of the Company Group (including any successor thereto) and a Participant.

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This The Chosen, Inc. 2024 W&P Interests Plan is hereby approved as of the Effective Date by the undersigned Members of the Board:

MEMBERS:

/s/ Dallas Jenkins
Dallas Jenkins

/s/ Derral Eves
Derral Eves

/s/ Cris Doornbos
Cris Doornbos

/s/ Brooke Asiatico
Brooke Asiatico

/s/ Matt Rearden
Matt Rearden

/s/ David Bagheri
David Bagheri